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                                                                    EXHIBIT 99.1

    GRANT PRIDECO ANNOUNCES FOURTH QUARTER 2000 RESULTS AND OUTLOOK FOR 2001
                 PRO FORMA OPERATING RESULT WAS $0.06 PER SHARE


GRANT PRIDECO, INC. (NYSE:GRP) today announced a net loss for the fourth quarter ended December 31, 2000, of $18.2 million ($0.17 per share) on total revenues of $155.5 million. This loss compares to a net loss of $16.1 million ($0.15 per share) on total revenues of $89.6 million in the fourth quarter of 1999.

FOURTH QUARTER PRO FORMA OPERATING INCOME OF $0.06 PER SHARE

Fourth quarter 2000 results included $25.2 million in non-cash after-tax charges, or ($0.23) per share, primarily related to inventory write-offs and other asset impairments and reductions. These charges were the result of a review of the Company's inventory in light of a change in manufacturing costs standards and planned dispositions of inventory in an effort to reduce the inventory levels of older products.

Fourth quarter results also reflect the Company's adoption of Staff Accounting Bulletin 101 relating to revenue recognition. The adoption of this accounting interpretation benefited the Company's fourth quarter of 2000 by approximately $3.0 million after tax, or $0.03 per share. The Company also incurred in the fourth quarter approximately $3.0 million after tax, or $0.03 per share, for additional expenses in excess of normal operating expense for the quarter.

The net effect of the above fourth quarter charges and accounting changes was that the Company had normalized income in the quarter on a pro forma basis of approximately $0.06 per share.

2000 YEAR END RESULTS

For the year ended December 31, 2000, the Company reported total revenues of $498.5 million and a net loss before the cumulative effect of the accounting change of $13.1 million or ($0.12) per share compared to total revenues of $286.4 million and a net loss of $33.5 million or ($0.33) per share in 1999. Excluding the impact of the one-time charges made in the fourth quarter 2000, net income for the year was $12.2 million. For 2000, the Company reported a total of $68.4 million in EBITDA, excluding fourth quarter charges, as compared to EBITDA for the year ended December 31, 1999, of $7.0 million, excluding fourth quarter 1999 charges of $9.5 million.

OVERALL OUTLOOK CONTINUES TO STRENGTHEN

The Company is continuing to see improved market conditions and increased demand for its drilling products, in particular in the North American markets. The Company is also beginning to see more orders for its drilling products for the international market.

Sales of engineered connections and premium tubular products were strong for the year and that trend is expected to continue. Overall bookings declined slightly in December due to a combination of holidays and reductions of inventory levels by distributors. However, sales to the U.S. gas markets for the Company's engineered connection products strengthened due to demand for critical well product requirements. High demand is expected to continue to support this product line in 2001.

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DRILLING PRODUCTS PERFORMANCE IN CORE OIL AND GAS MARKETS IMPROVES

Sales of drilling products in the fourth quarter of 2000 were $88.3 million compared to $45.4 million for the fourth quarter of 1999 and $55.1 million for third quarter of 2000. Operating income and EBITDA were $13.3 million and $17.6 million, respectively, for the fourth quarter of 2000, excluding $36.8 million in inventory write-offs and asset impairments.

Included in the results for the drilling products division was an operating loss of $2.0 million associated with the Company's industrial drill pipe operations compared to break even in the third quarter of 2000. The fourth quarter charges associated with the industrial drill pipe operations were $3.7 million relating to inventory write-offs associated with these operations. This product line is currently in the process of being restructured with the objective of returning the product line to profitability by the second quarter of 2001.

Excluding the effects of the fourth quarter charges and the industrial drill pipe business, the Company's core drilling products business reported $80.4 million in revenues, $18.5 million in EBITDA and $15.3 million in operating income, significantly above the $49.0 million in revenues, $12.1 million in EBITDA and $9.1 million in operating income in the third quarter of 2000.

Total sales of oilfield drill pipe during the fourth quarter were approximately
1.9 million feet compared to 775,000 feet in the fourth quarter of 1999 and 1.2 million feet in the third quarter of 2000. These sales included approximately 300,000 feet sold from inventory. Average pricing received during the quarter for drill pipe was $30.40 per foot compared to $28.00 in the fourth quarter of 1999 and $31.85 in the third quarter of 2000. This decline in pricing for the third quarter was primarily reflective of product mix.

Drilling products backlog at year end was approximately $115 million up from $70 million at September 30, 2000. Backlog at January 31, 2001 was approximately $170 million, of which approximately $130 million was for oilfield drill pipe at an average price of around $28.75 per foot. This pricing reflects a large number of sales without coating and hardbanding, which reduces the average sales price.

ENGINEERED CONNECTIONS BENEFIT FROM STRONG US ACTIVITY

The Company's Engineered Connections division reported total revenues of $67.2 million for the fourth quarter compared to $44.2 million for the fourth quarter of 1999, and $65.4 million for the third quarter of 2000. Excluding fourth quarter unusual charges of $2 million, operating income and EBITDA for the Engineered Connections division was $8.5 million and $12.6 million, respectively, compared to an operating loss of $0.8 million and EBITDA of $2.9 million, respectively, in the fourth quarter of 1999.

Results in the Engineered Connections division benefited from strong U.S. drilling and completion activity, in particular for natural gas. Sales and processing of TCA high collapse casing and premium threading were the largest contributors in this division with $22 million and $16.2 million in revenues, respectively, and a gross margin of $6.5 million and $3.4 million, respectively. Sales of premium tubulars, couplings and accessories also provided strong contributions in the quarter. Backlog of premium products at year end was approximately $46 million, down slightly from $48.5 million at September 30, 2000. The decline in backlog was reflective of reduced distribution purchases at year end.

ROBUST OUTLOOK IS BEING DRIVEN BY WORLDWIDE EXPANSION IN DRILLING ACTIVITY

Sales of the Company's products are expected to benefit from continued strong drilling activity in North America and the projected increase in international drilling as the year progresses. Backlog levels in the Company's drilling products continue to rise and are expected to remain high as more rigs are deployed and drilling activity increases. The Company also believes that existing customer inventory levels of drilling products are continuing to decline as these inventories are used in operations. Sales of engineered connections are expected to remain strong during the year as North American drilling activity increases, in particular, in the offshore and natural gas markets.


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STRATEGIC FOCUS IS ON MANUFACTURING CAPACITY AND PRICING IMPROVEMENTS

Curtis Huff, President and Chief Executive Officer of the Company stated, "We are currently reviewing all of our operations with the objective of substantially improving performance in the second half of this year. Our principal areas of focus are price and volume for our drill pipe product line. We are currently implementing a plan to increase our oilfield drill pipe manufacturing capacity from a current run rate of approximately 1.8 million feet per quarter to approximately 3.0 million feet per quarter by the end of the year. We will be doing this through the refurbishment of existing equipment, the addition of new equipment and the reallocation of production capacity within our organization."

Mr. Huff continued, "We are also immediately increasing prices for new drill pipe orders with the objective of recovering our peak margins in this product line. However, our current six to seven month drill pipe backlog carries prices that will hold back our margin growth for the first half of the year. Nevertheless, we are confident that our production and pricing will increase as the year progresses and that the second half of the year should reflect these improvements."

"Furthermore, we are reviewing our drill pipe manufacturing business in India as well as other manufacturing and operational consolidations during the first quarter 2001. While it is still early in the review process, we expect that some, or all, of our $17 million investment in India will be written off during the first quarter of 2001 and that additional charges of between $10 million and $20 million for facility exit costs, severance expenses and potential impairment charges also may be incurred in that period. We may also incur some manufacturing inefficiencies during the first quarter as we realign our manufacturing operations."

Mr. Huff concluded, "Looking forward, we currently expect that our results from continuing operations for the first half of the year will be held down by lower prices and manufacturing constraints and inefficiencies. The second half of the year should reflect substantial improvements, however, with the extent of the improvement dependent on our pricing and throughput gains. As we go forward, we are committed to maximizing our performance to the benefit of shareholders, customers and employees."

Grant Prideco is the world's leader in drill stem technology development and drill pipe manufacturing, sales and service, in addition to being North America's pre-eminent source for engineered connections and premium tubulars.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco's prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.'s Registration Statement on Form 10 and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the impact of drilling activity on demand for and pricing of Grant Prideco's products, Grant Prideco's ability to remain on the leading edge of technology in its products, the availability of qualified operating and manufacturing personnel and manufacturing capacity, Grant Prideco's ability to raise prices for its products and services and its associated affect on demand, and Grant Prideco's assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco's forward-looking statements.

                                      # # #

CONTACT:
Frances Powell 281 297-8536

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                              GRANT PRIDECO, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                              THREE MONTHS                         YEAR
                                                                            ENDED DECEMBER 31,               ENDED DECEMBER 31,
                                                                       --------------------------        --------------------------
                                                                          2000             1999             2000             1999
                                                                       ---------        ---------        ---------        ---------
REVENUES
  Drilling Products ............................................       $  88,274        $  45,375        $ 242,861        $ 134,275
  Engineered Connections .......................................          67,191           44,219          255,620          152,095
                                                                       ---------        ---------        ---------        ---------
                                                                         155,465           89,594          498,481          286,370
OPERATING INCOME (LOSS)
  Drilling Products ............................................         (23,452)         (11,968)         (11,013)          (7,934)
  Engineered Connections .......................................           6,387             (826)          30,086           (8,942)
  Corporate ....................................................          (6,113)          (4,459)         (21,309)         (16,138)
                                                                       ---------        ---------        ---------        ---------
                                                                         (23,178)         (17,253)          (2,236)         (33,014)
OTHER INCOME (EXPENSE)
  Interest Expense .............................................          (5,433)          (3,011)         (17,005)         (11,343)
  Other, Net ...................................................             238             (538)            (109)            (138)
                                                                       ---------        ---------        ---------        ---------
                                                                          (5,195)          (3,549)         (17,114)         (11,481)

LOSS BEFORE INCOME TAXES .......................................         (28,373)         (20,802)         (19,350)         (44,495)
INCOME TAX BENEFIT .............................................          10,237            4,906            6,490           11,199
                                                                       ---------        ---------        ---------        ---------
NET LOSS BEFORE MINORITY INTEREST ..............................         (18,136)         (15,896)         (12,860)         (33,296)
MINORITY INTEREST ..............................................             (73)            (215)            (211)            (215)
                                                                       ---------        ---------        ---------        ---------
NET LOSS BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE ............................................       $ (18,209)       $ (16,111)       $ (13,071)       $ (33,511)

CUMULATIVE EFFECT OF ACCOUNTING
  CHANGE .......................................................            --               --             (1,789)            --
                                                                       ---------        ---------        ---------        ---------
NET LOSS .......................................................       $ (18,209)       $ (16,111)       $ (14,860)       $ (33,511)
                                                                       =========        =========        =========        =========
NET LOSS PER SHARE: (1)
  (Pro forma prior to effective date of spin-off)
      Basic and diluted net loss before cumulative
        effect of accounting change per share ..................       $   (0.17)       $   (0.15)       $   (0.12)       $   (0.33)
      Cumulative effect of accounting change per share .........            --               --              (0.02)            --
                                                                       ---------        ---------        ---------        ---------
      Basic and diluted net loss per share .....................       $   (0.17)       $   (0.15)       $   (0.14)       $   (0.33)
                                                                       =========        =========        =========        =========
WEIGHTED AVERAGE SHARES OUTSTANDING (1)
  (Pro forma prior to effective date of spin-off) ..............         108,540          108,669          108,481          101,245
                                                                       =========        =========        =========        =========
DEPRECIATION AND AMORTIZATION
  Drilling Products ............................................       $   4,258        $   4,388        $  15,920        $  15,119
  Engineered Connections .......................................           4,078            3,691           15,491           14,301
  Corporate ....................................................             113              273              431            1,094

(1) Represents basic and diluted loss per share for the three and twelve months ended December 31, 2000 and 1999. Potentially dilutive securities have been excluded from the calculation of net loss per share because their effect would be anti-dilutive.